Exhibit 10.27

Copy: Joan Crocket Bob Pike
Edward M. Liddy Chairman, President & Chief Executive Officer

July 14, 2002

Mr. Eric A. Simonson

Ric:

We've enjoyed our various conversations over the last few weeks and appreciate you accommodating a hectic schedule. We think the Allstate opportunity presents you the perfect capstone to a terrific career and the chance for you to achieve your long-standing ambition to become a chief investment officer. The attraction of Allstate is that it is not just "any company". It is a powerful consumer franchise with enormous upside potential, which you can help us achieve.

We are excited about the prospect of you joining the Allstate team. The purpose of this letter is to officially extend to you an offer to join Allstate as Senior Vice President & Chief Investment Officer and President of Allstate Investments LLC. While we do not follow the practice of providing employment contracts, we thought it important that we put our offer in writing to provide as much clarity as possible.

As Chief Investment Officer and President of Allstate Investments LLC, you will be responsible for guiding all investment activities of the company subject to conformance with appropriate governance procedures. Equally important, however, this position is a critical part of our Senior Management Team (SMT) and a member of our Executive Committee and, as such, we look forward to your participation and judgment in a broad array of business issues.

We are pleased to offer you a comprehensive compensation and benefits package, the most important elements of which are outlined below. I think you will conclude that our offer is generous and comprehensive and addresses all major benefit issues.

Our offer includes:

  1.
  An initial base salary at an annual rate of $450,000. Subsequent increases in base salary, generally awarded on an annual basis, will be dependent on your performance and approval of the Compensation Committee of the Board.

  Allstate Insurance Company
  2775 Sanders Road, F9        Northbrook, IL    60062-6127    T 847/402-6702

  2.
  An annual incentive opportunity targeted at 70% of base salary, with a range of 0% to 175% of base depending upon investment and company performance compared to appropriate indices or to plan. For the 2002 performance year we will pro-rate your annual incentive based upon your hire date and guarantee a minimum payment of no less than a pro-rated target.

  3.
  A long-term compensation opportunity targeted at 310% of annual base salary. The long-term compensation plan includes both a cash and stock option component.

  a.
  The cash portion is targeted at 50% of annual base salary, with a range of 0% to 125% of base depending on company performance. Payments are based on the company's return on average equity versus peers (S&P Property Casualty Index) over a three-year period. You will be eligible, on a pro-rata basis, for two long-term cash performance cycles. The first one commenced in 2001 (the 2001-03 cycle) with payment targeted for March 2004. The second cycle commences in 2002 with a payment targeted for March 2005.

  b.
  Stock options, the second component of our long-term compensation plan, are targeted at 260% of your annual base salary. Using a Black-Scholes valuation formula, options are generally awarded annually at the market price on the date of grant. The options have a ten-year duration and vest ratably over a four-year period commencing one year from the date of grant.

  4.
  Effective with your date of hire, you will be awarded a one-time grant of 125,000 stock options. These options have a ten-year life and vest 50% on the third anniversary of grant and 50% on the fifth anniversary. Exercise price will be the market price on the date of grant. At the same time, you will be awarded a one time grant of 20,000 shares of restricted stock on which you will receive regular quarterly dividends and which will unrestrict on the fifth anniversary of your hire date.

  5.
  As we discussed, we strongly believe you need to relocate to Illinois to effectively discharge the responsibilities of this job and to fully integrate into the company. We are, however, very sensitive to your family situation and are prepared to wait until August 2003 for you to complete your relocation. We will provide relocation from your current residence to Illinois. It will include reimbursement of expenses related to the sale of your home and move, a moving allowance of 12% of base salary and, if needed, home purchase and relocation service. We will provide an additional amount of $100,000 (eligible for tax gross up) which can be used to cover the costs of temporary living until your family relocates—housing, trips home, etc.

  6.
  During the course of your employment, you will be entitled to participate in all the benefit plans normally offered to Allstate vice presidents. These include medical, life insurance, profit sharing (401k), pension, car allowance, personal tax preparation, and participation in our "corporate" country club membership and executive physicals. For an overview of benefits you can visit our careers website at www.allstate.com/careers. Allstate also provides its officers with a competitive and comprehensive Change of Control agreement.

  7.
  As of 2001, Allstate transitioned to a Paid Time Off (PTO) Bank. You will be eligible for up to 30 days on an annual basis. The PTO bank can be used for vacation, personal days, family illness and illness days not covered by the Short Term Disability (STD) Plan. In addition to PTO days, you will receive company holidays and miscellaneous time off (funeral, jury duty, emergency time, etc).

Ric, we look forward to you joining us. We know you will make an important contribution to Allstate and enjoy a challenging and rewarding career in the process. We want you to be a part of our success—and share in the rewards.

I'm delighted to extend this offer to you. We look forward to your July 29th start date.